EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARIES OF PAYCHEX, INC. AS OF MAY 31, 2023

Name of Subsidiaries	Jurisdiction of Incorporation

ACH Insurance, LLC	Florida
Advantage Payroll Services, Inc.	Delaware
ESG Insurance, LLC	Utah
Fast 401k, Inc. d/b/a ePlan Services	Delaware
Lessor A/S (DK)	Denmark
Oasis Advisory Services, LLC	Florida
Oasis HR Solutions III, LLC	Florida
Oasis Outsourcing Acquisition Corporation	Delaware
Oasis Outsourcing Holdings, Inc.	Florida
Oasis Outsourcing, LLC	Florida
Paychex Administrative Services, LLC	Florida
Paychex Advance, LLC	New York
Paychex Deutschland, GmbH (GM)	Germany
Paychex Holdings, LLC	New York
Paychex Insurance Agency, Inc.	New York
Paychex Insurance Concepts, Inc.	New York
Paychex Investment, LLC	Delaware
Paychex Management, LLC	Delaware
Paychex North America, Inc.	Delaware
Paychex of New York, LLC	Delaware
Paychex PEO VI, LLC	Florida
Paychex PEO VII, LLC	Florida
Paychex Retirement, LLC	New York
Paychex Securities Corporation	New York
PXC, Inc.	New York
SurePayroll, Inc.	Delaware

Certain subsidiaries, which considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, per Regulation S-X, Article 1, as of May 31, 2023, have been omitted from this exhibit.